EXHIBIT 10.2

FUNDING AND INDEMNIFICATION AGREEMENT

THIS FUNDING AND INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of September 27, 2009, between Gander Mountain Company, a Minnesota corporation (the “Company”), and Gratco LLC (the “Principal Shareholder”).

RECITALS

A.            A Special Committee of the Board of Directors of the Company (the “Special Committee”) and the full Board of Directors of the Company has approved, and the Company intends to complete, a 1-for-30,000 reverse split of its outstanding common stock, par value $.01 per share (the “Common Stock”) (the “Reverse Stock Split”) that will result in certain of its shareholders holding less than one whole share but holding fractional interest shares (“Fractional Shares”).

B.            Pursuant to Minnesota Business Corporation Act (“MBCA”) Section 302A.423 (“Section 423”), in accordance with the terms of this Agreement, the Company intends to elect to cause the cancellation of the Fractional Shares held by shareholders holding Fractional Shares following the Reverse Stock Split in exchange for the payment by the Principal Shareholder and the Other Principal Shareholder (as defined below) of cash consideration for each Fractional Share at the rate of $5.15 per whole share (calculated on a pre-Reverse Stock Split basis) (the “Cancellation Price”).

C.            Following the Reverse Stock Split and the cancellation of Fractional Shares for those shareholders holding less than one whole share, the Company will effect a forward stock split at a 30,000-for-1 ratio (the “Forward Stock Split”) to restore the share ownership of all remaining shareholders to the number of shares held by them prior to the Reverse Stock Split.

D.            The Principal Shareholder is currently one of the Company’s two largest shareholders and, by virtue of the Reverse Stock Split, will increase its percentage ownership in the Company.

E.             The Company wishes to assign and delegate, and the Principal Shareholder is willing to accept and assume and be responsible for, the obligation to fund and make payments to be made in consideration of cancellation of Fractional Shares as provided herein.

F.             In consideration of the Principal Shareholder’s assumption of the obligation to fund and make payments to be made in consideration of cancellation of the Fractional Shares, the Company has agreed to issue to the Principal Shareholder such number of whole shares of Common Stock as is determined by dividing the amount of such obligation funded by the Principal Shareholder by the Cancellation Price (calculated on a pre-Reverse Stock Split basis).

G.            The Principal Shareholder has agreed, following the Reverse Stock Split and the Forward Stock Split, to make an offer to purchase certain shares of Common Stock that remain outstanding.

H.            The Principal Shareholder’s objective is to own, as a result of the transactions contemplated by this Agreement, together with David C. Pratt and the David C. Pratt Irrevocable Grantor Retained Annuity Trust (together with the Principal Shareholder, the “Gratco Shareholders”), a number of shares of Common Stock equal to the number of shares of Common Stock collectively owned by (a) Holiday Stationstores, Inc. (“Holiday”), (b) individual beneficial or record holders of shares of Common Stock who are descendants of Arthur T. and Elsie P. Erickson or Alfred W. and Rose E. Erickson and/or the spouses of these descendants, (c) trusts holding shares of Common Stock established primarily for the benefit of such descendants and/or their spouses and/or (d) entities existing as of the date hereof or formed after the date hereof that hold or have voting rights with respect to any of the foregoing shares (collectively, the “Holiday Shareholders” or the “Other Principal Shareholder”).

I.              The Principal Shareholder is willing to indemnify the Company, and make the resulting payments directly on behalf of the Company, if the Company is required to pay current or former shareholders any amounts in excess of the Cancellation Price paid for the Fractional Shares cancelled following the Reverse Stock Split or any amounts in exchange for such shareholders’ shares that are not cancelled as a result of the Reverse Stock Split.

TERMS AND CONDITIONS

In consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.             ASSIGNMENT, DELEGATION AND ASSUMPTION.  The Company hereby assigns, delegates, conveys and transfers to the Principal Shareholder, and the Principal Shareholder hereby acquires, accepts and assumes from the Company, all right, title and interest in, and all responsibility for, the obligations of the Company to (a) make payments of the Cancellation Price for Fractional Shares in connection with the Reverse Stock Split and (b) pay amounts to current or former shareholders of the Company which are subject to indemnification pursuant to Sections 5 and 6, subject, in each case, to the limitations on such obligations set forth in this Agreement.

2.             FUNDING FOR CANCELLATION OF FRACTIONAL SHARES.

(a)           The Principal Shareholder severally assumes and agrees to pay, perform, discharge and fund a portion of the payments to be made to shareholders of the Company in consideration of the cancellation of Fractional Shares as a result of the Reverse Stock Split, as set forth in this Section 2.

(b)           At least five business days before the date established by the Company for the effectiveness of the Reverse Stock Split (the “Reverse Split Effective Date”), the Company will deliver to the Principal Shareholder the Company’s good faith estimate of the amount of funds potentially needed to fund the cancellation of Fractional Shares as a result of the Reverse Stock Split.  The parties agree that such funding estimate by the Company will be based, among other things, on (i) the Company’s good faith estimate of (x) the number of shares of Common Stock to be held by the Company’s record and beneficial shareholders as of the Reverse Split Effective Date and (y) the likelihood of shareholders reducing or increasing their shareholdings in order to receive cash or retain their shares as a result of the Reverse Stock Split and (ii) the requirement that sufficient funds be available so that additional funds from the Company are not needed to fund the cancellation of the Fractional Shares as a result of the Reverse Stock Split.  The amount the Company determines should be available to potentially fund the cancellation of Fractional Shares as a result of the Reverse Stock Split is referred to herein as the “Initial Total Funding Amount”.

(c)           No later than 10 business days before the Reverse Split Effective Date, the Company shall (i) appoint a bank or trust company reasonably satisfactory to the Principal Shareholder (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Principal Shareholder, with the Paying Agent for the payments to be made in consideration of the cancellation of the Fractional Shares.  At least two business days before the Reverse Split Effective Date, the Principal Shareholder shall deposit, or cause to be deposited, into an escrow account with the Paying Agent (the “Escrow Account”), for the benefit of the holders of the Fractional Shares, cash in an amount at least equal to the Initial Funding Amount.  “Initial Funding Amount” shall mean the payment required to be made by the Principal Shareholder to the Escrow Account pursuant to this paragraph such that both (x) the sum of such payment made by the Principal Shareholder and the payment made by the Other Principal Shareholder to the Escrow Account pursuant to Section 2 of the Other Funding Agreement (as defined in Section 14) equals the Initial Total Funding Amount, and (y) if shares of Common Stock were issued to the Principal Shareholder under Section 3 of this Agreement and the Other Principal Shareholder under Section 3 of the Other Funding Agreement as a result of all of the Initial Total Funding Amount being used to fund the cancellation of Fractional Shares as a result of the Reverse Stock Split, then immediately after the Reverse Split Effective Date and based on the number of shares of Common Stock expected to be owned by the Holiday Shareholders and the Gratco Shareholders immediately after the Reverse Split Effective Date, the Holiday Shareholders would beneficially own the same number of shares of Common Stock as beneficially owned by the Gratco Shareholders.

(d)           On the tenth business day after the Reverse Split Effective Date (the “Final Funding Determination Date”), the Company or the Paying Agent shall notify the Principal Shareholder of the aggregate amount of payments actually made from the Escrow Account to the holders of the Common Stock after the Reverse Split Effective Date for the cancellation of Fractional Shares and any additional amount necessary to pay for the cancellation of any Fractional Shares for which a duly executed letter of transmittal has not as of the Final Funding Determination Date been received by the Company (such aggregate amount, the “Final Total Funding Amount”).  The Company shall cause the Paying Agent to promptly deliver to the Principal Shareholder the amount of any excess of the Initial Funding Amount over the Final Funding Amount (as defined below), and the Principal Shareholder shall promptly deliver to the Paying Agent the amount of any excess of the Final Funding Amount over the Initial Funding Amount.  The “Final Funding Amount” shall mean the payment required to be made by the Principal Shareholder to the Escrow Account pursuant to this paragraph such that both (x) the sum of such payment made by the Principal Shareholder and the payment made by the Other Principal Shareholder to the Escrow Account pursuant to Section 2 of the Other Funding Agreement (as defined in Section 14) equals the Final Total Funding

Amount, and (y) if shares of Common Stock were issued to the Principal Shareholder under Section 3 of this Agreement and the Other Principal Shareholder under Section 3 of the Other Funding Agreement as a result of all of the Final Total Funding Amount being used to fund the cancellation of Fractional Shares as a result of the Reverse Stock Split, then immediately after the Reverse Split Effective Date and based on the number of shares of Common Stock expected to be owned by the Holiday Shareholders and the Gratco Shareholders immediately after the Reverse Split Effective Date, the Holiday Shareholders would beneficially own the same number of shares of Common Stock as beneficially owned by the Gratco Shareholders.  Any unclaimed funds in the Escrow Account after the Final Funding Determination Date will be handled as set forth in the paying agent agreement, but will not be returned to the Principal Shareholder (and no adjustment will be made in the number of Funding Consideration Shares issued to the Principal Shareholder pursuant to Section 3 as a result of the ultimate disposition of any such unclaimed funds).

3.             ISSUANCE OF SHARES TO PRINCIPAL SHAREHOLDER.  Within five business days after the Final Funding Determination Date and in consideration of the Principal Shareholder’s assumption of the obligations of the Company as set forth in Section 2, the Company agrees to issue to the Principal Shareholder a number of shares of Common Stock (calculated on a pre-Reverse Stock Split basis) equal to the Final Funding Amount divided by the Cancellation Price (rounded down to the nearest whole share) (the “Funding Consideration Shares”).  If upon the Reverse Split Effective Date the Holiday Shareholders do not beneficially own the same number of shares of Common Stock as beneficially owned by the Gratco Shareholders, then the Principal Shareholder agrees to use its commercially reasonable efforts to achieve such parity, which efforts will include, without limitation, an adjustment of the Principal Shareholder’s Final Funding Amount and the Final Funding Amount of the Other Principal Shareholder pursuant to Section 2 of the Other Funding Agreement so that, as a result of the issuance of the Funding Consideration Shares, the Holiday Shareholders will beneficially own the same number of shares of Common Stock as the Gratco Shareholders.

4.             CONDITIONS FOR REVERSE STOCK SPLIT.  The obligations of the Company and the Principal Shareholder to complete the transactions required to be completed by them at or prior to the Reverse Split Effective Date shall be subject to the satisfaction of the following conditions:  (a) the ratio to be used in the Reverse Stock Split shall not be adjusted without the consent of the Company and the Principal Shareholder, (b) the Reverse Stock Split shall not result in the cancellation of in excess of 20% of the outstanding shares of Common Stock in violation of Section 423, (c) the Reverse Stock Split shall result in the Company ceasing to be an Issuing Public Corporation, as defined in MBCA Section 302A.011, subd. 39, (d) unless waived by the Company and the Principal Shareholder, the Other Principal Shareholder shall have funded in full the Initial Funding Amount under (and as defined in) the Other Funding Agreement and shall not be in material breach of (or have disclaimed its obligations under) the Other Funding Agreement, unless in such case the Principal Shareholder has exercised its right to assume the obligations of Holiday under the Other Funding Agreement in accordance with Section 24 and shall have funded in full all amounts payable thereunder, (e) the Schedule 13E-3 Filings (as hereinafter defined) in form and substance consistent with the terms of this Agreement shall have been cleared by the U.S. Securities and Exchange Commission (the “SEC”), (f) unless waived by the Company, (i) the representations and warranties of the Principal Shareholder set forth in this Agreement shall be true and correct in all material respects as of the Reverse Split Effective Date, and (ii) the covenants and agreements of the Principal Shareholder required to be performed at or prior to the Reverse Split Effective Date shall have been performed in all material respects, and (g) unless waived by the Principal Shareholder, (x) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Reverse Split Effective Date, and (y) the covenants and agreements of the Company required to be performed at or prior to the Reverse Split Effective Date shall have been performed in all material respects.

5.             INDEMNIFICATION.  If, as a result of an action, suit or proceeding by a current or former shareholder of the Company, the Company is required to pay such shareholder (a) any per share amount in excess of the Cancellation Price as compensation for the cancellation of such shareholder’s Fractional Shares or (b) any per share amount in exchange for such shareholder’s shares that are not cancelled as a result of the Reverse Stock Split (any such amounts under clause (a) or clause (b), the “Excess Price”), the Principal Shareholder severally agrees to indemnify the Company for, and hold the Company harmless against, an amount equal to 50% of the Excess Price.  The Principal Shareholder will not be liable for any attorneys’ fees, expenses or other costs incurred by the Company in connection with such actions, suits or proceedings, except for an amount equal to 50% of the Excess Price.  The Principal Shareholder’s obligation under the first sentence of this Section 5 will only arise upon the determination of an Excess Price amount subject to the indemnity described herein as a result of a final Order of a court of competent jurisdiction not subject to further appeal or as a result of a final binding settlement consented to by the Principal Shareholder (which consent shall not be unreasonably withheld, delayed or conditioned), with payment to be made promptly following demand by the Company.  The indemnity obligations of the Principal Shareholder hereunder shall apply irrespective of the truth or untruth of the representations and warranties of the Company hereunder or, after the Reverse Split Effective Date, any defense to enforcement that the Principal Shareholder may have, except that the Principal Shareholder shall have no further liability under this Section 5 or any other section of this Agreement in the event this Agreement is terminated pursuant to Section 27 and the Other Principal Shareholder assumes all of the obligations of this Agreement under the Other Funding Agreement pursuant to Section 24 of the Other Funding Agreement (it being understood that the Other Principal Shareholder will have that liability).

6.             PROCEDURES FOR INDEMNIFICATION.  The Principal Shareholder and the Other Principal Shareholder will jointly have the right to control, at their own cost, the defense of any actions, suits or proceedings that may result in indemnity pursuant to Section 5 (an “Excess Price Proceeding”) with counsel reasonably satisfactory to the Company.  If the Principal Shareholder and the Other Principal Shareholder do not jointly elect to assume the control of an Excess Price Proceeding within three (3) days after the commencement of any such Excess Price Proceeding, then the Company will assume and have the right to control, at its own cost, the defense of any Excess Price Proceeding.  If the Company controls the defense of any Excess Price Proceeding, the Company shall (a) obtain the written consent of the Principal Shareholder to the selection of legal counsel to the Company for the defense of any such claims (which consent shall not be unreasonably withheld, delayed or conditioned), (b) reasonably consult, and cause the Company’s legal counsel to reasonably consult, with the Principal Shareholder and its legal counsel regarding such defense upon the Principal Shareholder’s reasonable request, (c) keep the Principal Shareholder and its legal counsel reasonably informed of any material developments in such action, suit or proceeding, and (d) prior to compromising or settling any Excess Price Proceeding, obtain the prior written consent of the Principal Shareholder (which consent will not be unreasonably withheld, delayed or conditioned).  The Company will have the right, at its own expense, to engage legal counsel to participate in the defense of such action, suit or proceeding. If the Principal Shareholder and the Other Principal Shareholder jointly control the defense of any Excess Price Proceeding, the Principal Shareholder and the Other Principal Shareholder shall (a) obtain the written consent of the Company to the selection of legal counsel to the Principal Shareholder and the Other Principal Shareholder for the defense of any such claims (which consent shall not be unreasonably withheld, delayed or conditioned), (b) reasonably consult, and cause their legal counsel to reasonably consult, with the Company and its legal counsel regarding such defense upon the Company’s reasonable request, (c) keep the Company and its legal counsel reasonably informed of any material developments in such action, suit or proceeding, and (d) prior to compromising or settling any Excess Price Proceeding, obtain the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned). The Company will give the Principal Shareholder written notice of all claims for indemnification under this Agreement and the amount of such claims promptly upon their determination, provided that the failure to provide any such notice shall not prejudice the rights of the Company to indemnification hereunder.  All such claims shall be satisfied by the Principal Shareholder by payment of such obligation directly to the current or former shareholder of the Company entitled to such indemnifiable amount within five business days of receipt of such notice by wire transfer of immediately available funds to an account or accounts specified by such current or former shareholder, or at such other time and in such other manner as may otherwise be provided in any final Order not subject to further appeal or any final binding settlement agreement.

7.             OFFER TO PURCHASE.

(a)           Within 30 days following the latest to occur of (a) the Reverse Split Effective Date, (b) deregistration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (c) delisting of the Common Stock from the Nasdaq Global Market, the Principal Shareholder agrees to make a binding and irrevocable written offer to purchase (the “Offer to Purchase”) all of the shares of outstanding Common Stock, other than shares held by the Gratco Shareholders or by the Holiday Shareholders (such shares that are subject to the offer to purchase, the “Eligible Shares”), at a per share price equal to the Cancellation Price, on the following terms:

(i)            The Principal Shareholder will offer to purchase 50% of all Eligible Shares.

(ii)           The Offer to Purchase shall remain open for no less than 60 days following the first date of mailing thereof to the holders of Eligible Shares, and, except as required by Law, shall not be extended or amended without the consent of the Principal Shareholder.

(iii)          The disclosure contained in the Offer to Purchase shall be determined by the Principal Shareholder, subject to the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(iv)          All payments to holders of Eligible Shares accepting the Offer to Purchase described in this Section 7 will be made in cash by the Principal Shareholder promptly (and in no event more than five business days) following reasonable and customary demonstration of unencumbered ownership of such shares by the shareholder accepting the Offer to Purchase and the transmittal of such shares to the Company’s transfer agent for the benefit of the Principal Shareholder pursuant to a transmittal letter in reasonable and customary form.  Notwithstanding anything to the contrary contained in this Agreement, except as otherwise set forth in this clause (iv), the Offer to Purchase shall not be subject to any other conditions and shall not require any holder of Eligible Shares to make any representation, warranty, covenant or agreement in connection with accepting such Offer to Purchase.

(v)           The Principal Shareholder will comply with the requirements of Regulation 14E under the Exchange Act, to the extent applicable, and any other applicable Laws in connection with the Offer to Purchase.

(vi)          Upon the expiration of the Offer to Purchase, assuming compliance by the Principal Shareholder with the terms of this Agreement, the Principal Shareholder shall be under no further obligation to offer to purchase any remaining outstanding shares of Common Stock held by Eligible Holders at the Cancellation Price, or at any price.

(b)           If upon completion of the Offer to Purchase the Holiday Shareholders do not beneficially own the same number of shares of Common Stock as beneficially owned by the Gratco Shareholders, then the Principal Shareholder agrees to use its commercially reasonable efforts to achieve such parity, which efforts will include, without limitation, selling shares of Common Stock to the Other Principal Shareholder (or buying shares from the Other Principal Shareholder) at a per share price equal to the Cancellation Price so that the Holiday Shareholders beneficially own the same number of shares of Common Stock as the Gratco Shareholders.

8.             SEC AND SHAREHOLDER DISCLOSURE.  The Reverse Stock Split, the Forward Stock Split, the cancellation of the Fractional Shares, the payments to be made in consideration of such cancellation and the transactions related thereto, including the Offer to Purchase described in Section 7, shall be carried out in the manner described in the final Information Statement of the Company and the Transaction Statement on Schedule 13E-3 to be filed with the SEC under Schedule 13E-3 (collectively, the “Schedule 13E-3 Filings”).  The Company and Principal Shareholder agree to join in, and reasonably cooperate with respect to the preparation of, and file each Schedule 13E-3 Filing, each amended Schedule 13E-3 Filing, and any other document or correspondence with the SEC required to be filed in connection with the transactions contemplated by this Agreement.  The Principal Shareholder agrees to provide the Company with any information with respect to the Principal Shareholder that is required to be included in any Schedule 13E-3 Filing or amendment thereto or any other document or correspondence with the SEC required to be filed in connection with the transactions contemplated by this Agreement.  The Company shall provide the Principal Shareholder with the opportunity to review and comment upon all disclosures in the Schedule 13E-3 Filings, and the Company shall give due and reasonable consideration to such comments.  The Company further agrees to cause the final Information Statement of the Company included on a Schedule 13E-3 Filing, as filed with the SEC, to be mailed to all shareholders of the Company.

9.             LIMITATION ON OBLIGATIONS.  Except as expressly set forth herein, the Gratco Shareholders and their respective successors do not agree to assume or accept responsibility for any liabilities of the Company or any of the Company’s shareholders of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted, liquidated, unliquidated or otherwise, and whether due or to become due).

10.           REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER.  The Principal Shareholder represents and warrants to the Company that:

(a)           ORGANIZATION AND QUALIFICATION.  The Principal Shareholder is duly formed, validly existing and in good standing under the Laws of its state of organization, with full power and authority (corporate and other) to own, lease, use and operate its properties, if any, and to carry on its business as and where now owned, leased, used, operated and conducted.  The Principal Shareholder is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on its business or ability to complete its obligations under this Agreement.

(b)           AUTHORIZATION; ENFORCEMENT.  (i) The Principal Shareholder has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by the Principal Shareholder and the consummation by it of the transactions contemplated hereby have been duly authorized by all required parties and no further consent or authorization of the Principal Shareholder, its board of directors or its shareholders or members is required; (iii) this Agreement has been duly executed and delivered by the Principal Shareholder; and (iv) assuming the valid and binding execution of this Agreement by the Company and compliance with the terms of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of the Principal Shareholder enforceable against the Principal Shareholder by the Company in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting the rights of creditors generally and the application of general principles of equity.

(c)           NO CONFLICTS; NO VIOLATIONS.  The execution, delivery and performance of this Agreement by the Principal Shareholder, and the consummation by the Principal Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Principal Shareholder’s articles of incorporation or bylaws or other organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Principal Shareholder is a party, or (iii) result in a violation of any Law or Order (including U.S. federal and state securities Laws and regulations of any self-regulatory organizations to which the Principal Shareholder or its securities are subject) applicable to the Principal Shareholder or by which any property or asset of the Principal Shareholder is bound or affected.

(d)           AVAILABLE FUNDS.  The Principal Shareholder will have, at the times required  pursuant to this Agreement, cash sufficient to (i) permit the Principal Shareholder to consummate the transactions contemplated by this Agreement, including payment for the Fractional Shares in accordance with Section 2 of this Agreement, and (ii) consummate the Offer to Purchase in accordance with Section 7 of this Agreement.

(e)           COMPANY DISCLOSURE DOCUMENTS.  The information supplied by the Principal Shareholder regarding the Principal Shareholder for inclusion in each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, the Reverse Stock Split and the Forward Stock Split shall not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, at the time of the filing thereof and at the time of any distribution thereof.  If, at any time prior to the Reverse Split Effective Date, any event or circumstance relating to the Principal Shareholder should be discovered by the Principal Shareholder which should be set forth in an amendment to any document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, the Reverse Stock Split and the Forward Stock Split, the Principal Shareholder shall promptly inform the Company.

(f)            NO LITIGATION.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Principal Shareholder, threatened against the Principal Shareholder, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement, the Reverse Stock Split, the Forward Stock Split or the issuance of the Funding Consideration Shares, or which would be reasonably likely to adversely affect or restrict the Principal Shareholder’s ability to consummate the transactions contemplated by this Agreement.

(g)           BROKERS, ETC.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement, the Reverse Stock Split or the Forward Stock Split  based upon arrangements made by or on behalf of the Principal Shareholder or any of its affiliates or associates.

(h)           NO CONSENTS.  No consent, approval, authorization or order of, or registration, qualification or filing with, any Governmental Authority will be required by the Principal Shareholder in connection with the execution, delivery or performance by the Principal Shareholder of this Agreement and the transactions contemplated hereby.

(i)            INVESTMENT PURPOSE.  The Principal Shareholder is acquiring the Funding Consideration Shares for its own account and not with a present view toward the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933 , as amended (the “Securities Act”).

(j)            ACCREDITED INVESTOR STATUS.  The Principal Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”).

(k)           RELIANCE ON EXEMPTIONS.  The Principal Shareholder understands that the Funding Consideration Shares are being offered and issued to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Principal Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Principal Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Principal Shareholder to acquire the Funding Consideration Shares.

(l)            INFORMATION AND SOPHISTICATION.  The Principal Shareholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company, and materials relating to the offer and issuance of the Funding Consideration Shares, that have been requested by the Principal Shareholder or its advisors, if any.  The Principal Shareholder and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  The Principal Shareholder acknowledges and understands that its investment in the Common Stock involves a significant degree of risk, including the risks reflected in the Company’s reports on file with the SEC.  The Principal Shareholder is experienced and knowledgeable in financial and business matters, is capable of evaluating the merits and risks of investing in the Common Stock, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks who the Principal Shareholder intends to use in connection with a decision as to whether to receive the Funding Consideration Shares.  The Principal Shareholder acknowledges and agrees that, except as set forth in Section 11 of this Agreement, the Company is not making to the Principal Shareholder any representations or warranties, express or implied, regarding the Company or its business, assets, liabilities or financial condition.

(m)          GOVERNMENTAL REVIEW.  The Principal Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Common Stock or an investment therein.

(n)           TRANSFER OR RESALE.  The Principal Shareholder understands that:

(i)            the issuance of the Funding Consideration Shares has not been and is not being registered under the Securities Act or any applicable state securities laws and, consequently, the Principal Shareholder may have to bear the risk of owning the Funding Consideration Shares for an indefinite period of time because the Funding Consideration Shares may not be transferred unless (i) the resale of the Funding Consideration Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) the Principal Shareholder has delivered to the Company an opinion of counsel satisfactory to the Company (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Funding Consideration Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Funding Consideration Shares are sold or transferred pursuant to Rule 144;

(ii)           any sale of the Funding Consideration Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Funding Consideration Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with another exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(iii)          neither the Company nor any other person is under any obligation to register the Funding Consideration Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(o)           LEGENDS.  The Principal Shareholder understands that until (i) all of the Funding Consideration Shares may be sold by the Principal Shareholder without compliance with the requirements of Rule 144 or (ii) such time as the resale of the Funding Consideration Shares has been registered under the Securities Act, the certificates representing the Funding Consideration Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Funding Consideration Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE “ACTS”).  THE SECURITIES MAY NOT BE SOLD, DISTRIBUTED, OFFERED, PLEDGED, ENCUMBERED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF THE FOLLOWING: (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS COVERING THE TRANSACTION, (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (3) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.

The legend set forth above will be removed and the Company will issue a certificate without the legend to the holder of any certificate upon which it is stamped, in accordance with the terms of Section 13(g).

(p)           RESIDENCY.  The Principal Shareholder is a resident of, or domiciled in, the jurisdiction set forth in the address for the Principal Shareholder contained in Section 15.

(q)           NO OTHER REPRESENTATIONS OR WARRANTIES.  Except as set forth in this Section 10, neither the Principal Shareholder nor any of its officers, director, employees, agents or representatives makes any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement.

11.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Principal Shareholder that:

(a)           ORGANIZATION AND QUALIFICATION.  The Company is duly incorporated, validly existing and in good standing under the Laws of the state of Minnesota.

(b)           CAPITALIZATION.  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of the date hereof, (w) 24,197,732 shares of Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (x) no shares of Common Stock are held by any subsidiaries of the Company, (y) 1,889,380 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options granted pursuant to Company stock option plans, and (z) no shares of Company Preferred Stock were issued or outstanding.  Except as set forth above or as set forth in the Company’s publicly filed reports with the SEC, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

(c)           AUTHORIZATION; ENFORCEMENT.  (i) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by its board of directors; (iii) this Agreement has been duly executed and delivered by the Company; and (iv) assuming the valid and binding execution of this Agreement by the Principal Shareholder and compliance with the terms of this Agreement by the Principal Shareholder, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company by the Principal Shareholder in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting the rights of creditors generally and the application of general principles of equity.

(d)           NO CONFLICTS; NO VIOLATION.

(i)            The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Funding Consideration Shares) do not and will not (A) conflict with or result in a violation of any provision of the Company’s articles of incorporation or bylaws, or (B) result in a violation of any Law or Order (including U.S. federal and state securities Laws and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected (except, in the case of clause (B), for such violations as would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement).

(ii)           The Company is not in violation of its articles of incorporation, bylaws or other organizational documents.

(e)           NO LITIGATION.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or the Reverse Stock Split or the Forward Stock Split, or which would be reasonably likely to adversely affect or restrict the Company’s ability to consummate the transactions contemplated by this Agreement.

(f)            FAIRNESS OPINION.  The Special Committee has received the opinion of Greene Holcomb & Fisher LLC, dated the date hereof, to the effect that, as of this date, and based upon and subject to the assumptions and limitations set forth in its opinion, (including the fact that the Offer to Purchase will occur at a date subsequent to the Reverse Stock Split) that (i) the Cancellation Price to be received in the Reverse Stock Split by holders of Fractional Shares (other than the Principal Shareholder, the Erickson Family Members and the Other Principal Shareholder) is fair, from a financial point of view, to those holders of Fractional Shares, and (ii) the Cancellation Price to be offered to the holders of Eligible Shares pursuant to the Offer to Purchase is fair, from a financial point of view, to those holders of Eligible Shares.

(g)           ISSUANCE OF FUNDING CONSIDERATION SHARES.  The Funding Consideration Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free from all taxes, liens, claims, encumbrances and charges with respect to the issuance thereof (other than liens, claims, encumbrances or charges created or imposed by the Principal Shareholder).

(h)           NO OTHER REPRESENTATIONS OR WARRANTIES.  Except as set forth in this Section 11, none of the Company or any of its officers, director, employees, agents or representatives makes any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement.

12.            COMPANY SHARES.  As of the date hereof, the Gratco Shareholders own an aggregate of 10,167,860 shares of Common Stock, which represent the only shares of Common Stock over which any of the Gratco Shareholders has beneficial ownership.  On and following the date hereof, except as otherwise provided by this Agreement and except for transactions among the Gratco Shareholders, neither the Principal Shareholder nor any of its affiliates or associates shall (a) transfer, sell, dispose or acquire beneficial ownership of any shares of Common Stock or (b) form, join or in any way participate in a “group” (as defined in Rule 13(d)(3) promulgated under the Exchange Act) including any members other than the Gratco Shareholders with respect to any voting securities of the Company, other than such actions described in clause (a) or (b) of this Section 12 as are taken with the prior written consent of the Company and Holiday.

13.           OTHER AGREEMENTS.

(a)           Directors’ and Officers’ Indemnification and Insurance.

(i)            The Bylaws of the Company shall, and the Principal Shareholder shall cause such Bylaws to, contain provisions no less favorable with respect to indemnification than are set forth in the Bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the date hereof in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Reverse Split Effective Date, were directors, officers, employees, fiduciaries or agents of the Company.

(ii)           The Company shall, and the Principal Shareholder shall cause the Company to, maintain in effect for six years from the date of the later of the Reverse Split Effective Date or the consummation of the Offer to Purchase the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies with an insurer of equal or greater claims paying ratings and of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the later of the Reverse Split Effective Date or the consummation of the Offer to Purchase.

(iii)          The provisions set forth in this Section 13(a) shall not be exclusive of any other rights with respect to indemnification, insurance or expense advancement which any person may have or hereafter acquire under any Law, agreement or otherwise.  Following the Reverse Split Effective Date, the Principal Shareholder shall use its best efforts to cause the Company to, assume, honor and comply with all agreements and contracts between the Company and its directors, officers, employees, fiduciaries or agents requiring the Company to provide indemnification, insurance or expense advancement.

(iv)          If the Company or any of its successors or assigns (x) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 13(a).

(b)           Covenants by the Company.  Except as contemplated by this Agreement, between the date hereof and the Reverse Split Effective Date, the Company will not:

(i)            issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of any capital stock or other equity securities of the Company, or securities convertible into capital stock or other equity securities of the Company, or any rights, warrants or options to acquire any convertible securities or capital stock of the Company, other than the issuance of shares of Common Stock upon the exercise of stock options outstanding as of the date hereof;

(ii)           adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any capital stock or equity securities of the Company; or

(iii)          declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or equity interests of the Company, redeem or otherwise acquire any shares of the capital stock or equity interests of the Company.

(c)           Deregistration and Delisting.  As soon as practicable following the Reverse Split Effective Date, the Principal Shareholder and the Company will use their commercially reasonable efforts to complete the deregistration of the Common Stock under the Securities Exchange Act of 1934 and the delisting of the Common Stock from the Nasdaq Global Market.

(d)           Shareholder Parity.  The Principal Shareholder acknowledges and agrees that its objective upon the completion of the Reverse Stock Split pursuant to Sections 2 and 3 and the Offer to Purchase pursuant to Section 7 is that the Holiday Shareholders beneficially own a number of shares of Common Stock equal to the number of shares of Common Stock beneficially owned by the Gratco Shareholders.  If such parity is not achieved upon either the completion of the Reverse Stock Split pursuant to Sections 2 and 3 or the Offer to Purchase pursuant to Section 7, each of the Company and the Principal Shareholder agrees to use their respective commercially reasonable efforts to achieve such parity.

(e)           Form D; Blue Sky Laws.  The Company will file a Notice of Sale of Securities on Form D with respect to the Funding Consideration Shares, as required under Regulation D.  The Company will take such action as it reasonably determines to be necessary to qualify the Funding Consideration Shares for sale to the Principal Shareholder under this Agreement under applicable securities (or “blue sky”) laws of the states of the United States (or to obtain an exemption from such qualification).

(f)            Sales by Principal Shareholder.  The Principal Shareholder will sell any Funding Consideration Shares sold by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder.  The Principal Shareholder will not make any sale, transfer or other disposition of the Funding Consideration Shares in violation of federal or state securities laws or the restrictive provisions set forth in this Agreement.

(g)           Transfer Agent Instructions; Removal of Legends.  The Company will instruct its transfer agent to issue a certificate, registered in the name of the Principal Shareholder, for the Funding Consideration Shares.  Such certificate will bear the restrictive legend described in Section 10(o). If, unless otherwise required by applicable state securities laws, (i) the resale of the Funding Consideration Shares represented by such certificate has been registered under an effective registration statement filed under the Securities Act, (ii) the holder of Funding Consideration Shares provides the Company and the Company’s transfer agent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Funding Consideration Shares may be made without registration under the Securities Act and such sale either may occur without restriction on the manner of such sale or transfer, or (iii) such holder provides the Company and the Company’s transfer agent with reasonable assurances that such Funding Consideration Shares can be sold under Rule 144, the Company will permit the transfer of the Funding Consideration Shares, and the Company’s transfer agent will issue one or more certificates, free from any restrictive legend, in such name and in such denominations as specified by such holder.

14.           CERTAIN DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Governmental Authority” shall mean any United States federal, state, provincial, supranational, city, county or local or any foreign government, governmental, regulatory, self-regulatory or administrative authority, agency, instrumentality or commission and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

(b)           “Law “ shall mean any United States or foreign, federal, state, city or local statute, law, rule, ordinance, code or regulation, any Order, and any rule, interpretation, guidance or directive of any Governmental Authority.

(c)           “Order” shall mean any award, writ, stipulation, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.

(d)           “Other Funding Agreement” shall mean the Funding and Indemnification Agreement dated of even date herewith between the Company and the Other Principal Shareholder.

15.           NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telefax or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

if to the Principal Shareholder:

Gratco LLC

Suite 1125

7701 Forsyth Boulevard

Saint Louis, MO 63105

Attention: David C. Pratt

with a copy to:

Greensfelder, Hemker & Gale, P.C.

Suite 2000

Ten South Broadway

Saint Louis, Missouri 63102

Attention: Mark R. Gale

if to the Company:

Gander Mountain Company

180 East Fifth Street, Suite 1300

St. Paul, MN 55101

Attention:  Eric R. Jacobsen, EVP and General Counsel

and

Marshall Day, Chairman of the Special Committee

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attention:  W. Morgan Burns

mburns@faegre.com

and

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention:  C. William Baxley

bbaxley@kslaw.com

16.           SPECIFIC PERFORMANCE.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

17.           PARTIES IN INTEREST.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) the rights of the individuals who benefit from the indemnification, insurance and other provisions as set forth in Section 13(a) to enforce the provisions of Section 13(a), (b) following the Reverse Split Effective Date, the rights of the holders of the Fractional Shares to receive payment for the Fractional Shares by the Principal Shareholder in accordance with Section 2, and (c) following the Reverse Split Effective Date, the rights of the holders of the Eligible Shares to enforce the obligations of the Principal Shareholder under Section 7(a). Notwithstanding the foregoing, Bank of America, N.A., as agent under the Company’s current senior credit facility together with its successors and assigns including any agent under a replacement credit facility (the “Bank Agent”), is an intended third-party beneficiary of Sections 2, 5 and 17 of this Agreement.

18.           COUNTERPARTS.  This Agreement may be executed by facsimile signature or other means of electronic transmission (including e-mail) and in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

19.           CHANGES, WAIVERS, ETC.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  In addition, none of Sections 2, 5 or 17 of this Agreement may be changed or waived without the prior written consent of the Bank Agent, so long as the Bank Agent is the agent for the Company’s senior credit facility. Any consent, waiver, amendment or other determination to be made, or action to be taken, by the Company under or with respect to this Agreement prior to the Reverse Split Effective Date (including with respect to any termination of this Agreement pursuant to Section 27) shall be made or taken only at the direction and upon the approval of the Special Committee.

20.           GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Minnesota without regard to its conflicts of law rules.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Minnesota.

21.           SEVERABILITY.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement or the Reverse Stock Split or the Forward Stock Split is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, the Reverse Stock Split and the Forward Stock Split be consummated as originally contemplated to the fullest extent possible.

22.           PUBLIC ANNOUNCEMENTS.   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by the Principal Shareholder and the Company.  Thereafter, unless otherwise required by applicable Law or the requirements of any national securities exchange, the Principal Shareholder and the Company shall use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Reverse Stock Split, the Forward Stock Split or any of the other transactions contemplated by this Agreement.

23.           FURTHER ASSURANCES.  Each party to this Agreement will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, entering into such escrow, disbursement, exchange agent and other agreements with the Company’s transfer agent or the Paying Agent as are reasonably requested by the Company’s transfer agent or the Paying Agent and entering into such agreements as are reasonably necessary to effect the Offer to Purchase.

24.           ENTIRE AGREEMENT; ASSIGNMENT OR DELEGATION; ASSUMPTION.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned or delegated (whether pursuant to a merger, by operation of Law or otherwise).  Notwithstanding the preceding sentence, the Principal Shareholder has the right to assume all obligations of Holiday under the Other Funding Agreement by delivery of written notice of such assumption to the Company and Holiday including an unqualified undertaking in favor of the Company to perform all obligations of Holiday thereunder in the event a notice of intent to terminate as the result of a material breach of such Agreement by Holiday is delivered by the Company in accordance with Section 27(f) of the Other Funding Agreement as a result of the material breach by the Other Principal Shareholder of its funding obligations pursuant to Section 2 of the Other Funding Agreement, which is not cured pursant to such Section 27(f).  Written notice of the exercise of this right to assume must be delivered by the Principal Shareholder within three business days of receipt of the notice of intent to terminate from the Company.  The Principal Shareholder acknowledges and agrees that Holiday shall have the same right to assume the Principal Shareholder’s obligations under this Agreement in the event a notice of intent to terminate as the result of a material breach of this Agreement by the Prinicpal Shareholder is delivered to Holiday in accordance with Section 27(f) as a result of the material breach by the Principal Shareholder of its funding obligations pursuant to Section 2 of this Agreement, which is not cured pursuant to such Section 27(f).  If the Principal Shareholder exercises its rights under this Section 24, it may, with the Company’s advance written consent, assign the assumed rights and obligations under the Other Funding Agreement, in whole or in part, to a third-party.

25.           HEADINGS.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

26.           EXPENSES.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

27.           TERMINATION.  This Agreement may be terminated and the Reverse Stock Split and the Forward Stock Split and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Reverse Split Effective Date as follows:

(a)           by the Company or the Principal Shareholder if any claim, action, suit or proceeding is brought by any Governmental Authority that has the effect of making consummation of the transactions contemplated by this Agreement, the Reverse Stock Split, the Forward Stock Split or the Offer to Purchase illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement, the Reverse Stock Split, the Forward Stock Split or the Offer to Purchase; or

(b)           by either the Principal Shareholder or the Company if the Reverse Split Effective Date shall not have occurred on or before March 31, 2010; provided, however, that the right to terminate this Agreement under this paragraph (c) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Reverse Split Effective Date to occur on or before such date; or

(c)           by either the Principal Shareholder or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of making consummation of the transactions contemplated this Agreement or the Reverse Stock Split or the Forward Stock Split illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement or the Reverse Stock Split or the Forward Stock Split, and such Order has become final and nonappealable; or

(d)           by the Company if (1) the Special Committee determines, in its good faith judgment and after consultation with outside legal counsel, that it is in the best interests of the Company’s shareholders (other than the Holiday Shareholders and the Gratco Shareholders) to withdraw its recommendation of this Agreement, the Reverse Stock Split or the Forward Stock Split, (2) Holiday is in material breach of its funding obligations pursuant to Section 2 of the Other Funding Agreement, and the Principal Shareholder has not agreed to assume the obligations of Holiday under the Other Funding Agreement in accordance with the terms of Section 24 within three business days of being provided with written notice of the Company’s intent to terminate this Agreement pursuant to Section 27(f) of the Other Funding Agreement, or (3) the Other Funding Agreement is otherwise terminated; or

(e)           by the Principal Shareholder upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, the Principal Shareholder may not terminate this Agreement under this paragraph (e) unless such breach is not cured within 30 days after notice of such breach is provided by the Principal Shareholder to the Company; provided, further, that the Principal Shareholder may not terminate this Agreement under this paragraph (e) if (x) such Terminating Company Breach is attributable to action or failure to take required action on the part of the Principal Shareholder or its affiliates or associates, or (y) with respect to a breach of a representation or warranty by the Company, the Principal Shareholder or its affiliates or associates had knowledge of the breach or the facts underlying the breach on or prior to the date hereof; or

(f)            by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of the Principal Shareholder set forth in this Agreement (“Terminating Principal Shareholder Breach”); provided, however, that, if such Terminating Principal Shareholder Breach is curable by the Principal Shareholder, the Company may not terminate this Agreement under this paragraph (f), unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Parent (five business days for any material breach by the Principal Shareholder of its funding obligation pursuant to Section 2 of this Agreement); or

(g) at any time, by mutual written consent of (i) the Principal Shareholder, Other Principal Shareholder (who is a third-party beneficiary of this provision) and the Company or (ii) the Principal Shareholder and the Company if the Other Principal Shareholder is in breach or default under the Other Funding Agreement.

In the event of the termination of this Agreement pursuant to Section 27, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Funding and Indemnification Agreement to be executed and delivered as of the date and year first above written.

GANDER MOUNTAIN COMPANY
a Minnesota corporation

By:	/s/ Robert Vold
Name: Robert Vold
Its: CFO

GRATCO LLC

By:	/s/ David C. Pratt
Name: David C. Pratt
Its: Sole Manager